UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 20, 2020

IAC/INTERACTIVECORP

(Exact name of registrant as specified in charter)

Delaware	001-39356	84-3727412
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

555 West 18th Street, New York, NY	10011
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 314-7300

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001	IAC	The Nasdaq Stock Market LLC (Nasdaq Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Indenture

On August 20, 2020, ANGI Group, LLC (“ANGI Group”), a Delaware limited liability company and a direct, wholly owned subsidiary of ANGI Homeservices Inc. (“ANGI”), entered into an indenture among ANGI Group, the guarantors party thereto and Computershare Trust Company, N.A., as trustee (the “Indenture”), in connection with the previously announced offering in a private placement of $500 million aggregate principal amount of 3.875% senior notes due 2028 (the “Notes”). ANGI is a majority-owned, publicly traded subsidiary of IAC/InterActiveCorp (the “Company”).

The information set forth under Item 2.03 is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 is incorporated herein by reference.

Issuance of Notes

On August 20, 2020, ANGI Group issued $500 million in aggregate principal amount of Notes. ANGI Group intends to use the proceeds from the issuance of the Notes for general corporate purposes, including potential future acquisitions and return of capital.

The Notes accrue interest at a rate of 3.875% per year from the date of issuance, until maturity or earlier redemption. Interest on the Notes is payable on February 15 and August 15 of each year, commencing on February 15, 2021. The Notes mature on August 15, 2028. The Notes are guaranteed by certain subsidiaries of ANGI Group.

At any time prior to August 15, 2023, ANGI Group has the option to redeem the Notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the Notes redeemed, plus accrued and unpaid interest, if any, to the date of redemption and a “make-whole premium.” The Notes are redeemable at ANGI Group’s option, in whole or in part, at any time on or after August 15, 2023, at specified redemption prices, together with accrued and unpaid interest, if any, to the date of redemption. In addition, at any time prior to August 15, 2023, ANGI Group may redeem up to 40% of the aggregate principal amount of the Notes with the proceeds of certain equity offerings at a redemption price equal to 103.875% of the principal amount of the Notes, together with accrued and unpaid interest, if any, to the date of redemption. Under the terms of the Notes, certain change of control triggering events will require ANGI Group to make an offer to purchase the Notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the purchase date.

The Notes are unsubordinated unsecured obligations of ANGI Group, rank equally in right of payment with all of ANGI Group’s existing and future unsecured and unsubordinated debt and are structurally subordinated to the debt of ANGI Group’s subsidiaries. The Notes are effectively subordinated to ANGI Group’s secured debt to the extent of the value of the assets securing such debt, including debt under that certain credit agreement, dated as of November 5, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, including by that certain Amendment No. 1, dated as of August 12, 2020, and by that certain Joinder and Reaffirmation Agreement, dated as of August 12, 2020, among ANGI, ANGI Group, the subsidiaries of ANGI party thereto and JPMorgan Chase Bank, N.A., as administrative agent), among ANGI Group, as borrower, the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent and the other parties thereto.

The Indenture contains covenants that, among other things, restrict the ability of ANGI Group and its subsidiaries to, subject to certain exceptions: (i) incur liens on assets that secure debt for borrowed money and (ii) consolidate, merge, sell, lease, transfer, convey or otherwise dispose of all or substantially all of ANGI Group’s assets. At any time when the Notes are rated investment grade by both Moody’s and Standard & Poor’s and no default or event of default (both as defined in the Indenture) has occurred and is continuing under the Indenture, ANGI Group and its subsidiaries will not be subject to the covenant requiring future note guarantors.

If an event of default (as defined in the Indenture) occurs and is continuing (other than specified events of bankruptcy or insolvency with respect to ANGI Group or a significant subsidiary), the trustee under the Indenture or the holders of at least 25% in principal amount of the outstanding Notes have the ability to declare all the outstanding Notes to be due and payable immediately. If an event of default relating to specified events of bankruptcy or insolvency with respect to ANGI Group occurs, all of the outstanding Notes become immediately due and payable without any declaration or other act on the part of the trustee under the Indenture or any holders of the Notes.

The foregoing summary of the Indenture is qualified in its entirety by reference to the Indenture, which is filed as Exhibit 4.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)           Exhibits to this Form 8-K

Exhibit No.	Description
4.1	Indenture, dated as of August 20, 2020, among ANGI Group, LLC, the guarantors party thereto and Computershare Trust Company, N.A., as trustee (incorporated by reference herein by reference to Exhibit 4.1 to ANGI Homeservices Inc.’s Current Report on Form 8-K, filed on August 20, 2020).
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IAC/INTERACTIVECORP

By:	/s/ Gregg Winiarski
Name:	Gregg Winiarski
Title:	Executive Vice President, General Counsel and Secretary

Date:       August 20, 2020

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